Exhibit 10.25

Loan Agreement

THIS LOAN AGREEMENT (the “Agreement”), is entered into as of October     , 2011, between SOUTHAMPTON STATION LLC, a Delaware limited liability company (the “Borrower”), with an address at 11501 Northlake Drive, Cincinnati, Ohio 45249, and PNC BANK, NATIONAL ASSOCIATION (the “Bank”), with an address at 201 East Fifth Street, Cincinnati, Ohio 45202.

The Borrower and the Bank, with the intent to be legally bound, agree as follows:

1. Loan. The Bank has made or may make one or more loans (collectively, the “Loan”) to the Borrower subject to the terms and conditions and in reliance upon the representations and warranties of the Borrower set forth in this Agreement. The Loan is or will be evidenced by a promissory note or notes of the Borrower and all renewals, extensions, amendments and restatements thereof (if one or more, collectively, the “Note”) acceptable to the Bank, which shall set forth the interest rate, repayment and other provisions, the terms of which are incorporated into this Agreement by reference. The availability of advances under the Loan will be subject to a borrowing base formula and other provisions as set forth on the addendum attached hereto. At no time shall outstanding advances under the Loan exceed the Borrowing Base (as hereinafter defined). The Borrower will be required to include the Borrowing Base calculation on each Compliance Certificate (as hereinafter defined) as a condition to advances under this Agreement.

2. Security. The security for repayment of the Loan shall include but not be limited to the collateral, guaranties and other documents heretofore, contemporaneously or hereafter executed and delivered to the Bank (the “Security Documents”), which shall secure repayment of the Loan, the Note and all other loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Bank or to any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, whether or not (i) evidenced by any note, guaranty or other instrument, (ii) arising under any agreement, instrument or document, (iii) for the payment of money, (iv) arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, (v) under any interest or currency swap, future, option or other interest rate protection or similar agreement, (vi) under or by reason of any foreign currency transaction, forward, option or other similar transaction providing for the purchase of one currency in exchange for the sale of another currency, or in any other manner, or (vii) arising out of overdrafts on deposit or other accounts or out of electronic funds transfers (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Bank to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Bank’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements; and any amendments, extensions, renewals and increases of or to any of the foregoing, and all costs and expenses of the Bank incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses (hereinafter referred to collectively as the “Obligations”). Unless expressly provided to the contrary in documentation for any other loan or loans, it is the express intent of the Bank and the Borrower that all Obligations including those included in the Loan be cross-collateralized and cross-defaulted, such that collateral securing any of the Obligations shall secure repayment of all Obligations and a default under any Obligations shall be a default under all Obligations.

Form 7G - Multistate Rev. 1/02

This Agreement, the Note, the Security Documents and all other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, are collectively referred to as the “Loan Documents.” Capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Documents.

3. Representations and Warranties. The Borrower hereby makes the following representations and warranties, which shall be continuing in nature and remain in full force and effect until the Obligations are paid in full, and which shall be true and correct except as otherwise set forth on the Addendum attached hereto and incorporated herein by reference (the “Addendum”):

3.1. Existence, Power and Authority. Borrower is duly organized, validly existing and in good standing under the laws of the State of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing. The Borrower is duly authorized to execute and deliver the Loan Documents, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and the Borrower is and will continue to be duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents.

3.2. Financial Statements. Borrower has delivered or caused to be delivered to the Bank its most recent balance sheet, income statement and statement of cash flows (the “Historical Financial Statements”). The Historical Financial Statements are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Borrower’s operations for the period specified therein. The Historical Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied from period to period, subject in the case of interim statements to normal year-end adjustments and to any comments and notes acceptable to the Bank in its sole discretion.

3.3. No Material Adverse Change. Since the date of the most recent Financial Statements (as hereinafter defined), the Borrower has not suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or could result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operation.

3.4. Binding Obligations. The Borrower has full power and authority to enter into the transactions provided for in this Agreement and has been duly authorized to do so by appropriate action of its Board of Directors if the Borrower is a corporation, all its general partners if the Borrower is a partnership or otherwise as may be required by law, charter, other organizational documents or agreements; and the Loan Documents, when executed and delivered by the Borrower, will constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms.

3.5. No Defaults or Violations. There does not exist any Event of Default under this Agreement or any default or violation by the Borrower of or under any of the terms, conditions or obligations of: (i) its partnership agreement if the Borrower is a partnership, its articles or certificate of incorporation, regulations or bylaws if the Borrower is a corporation or its other organizational documents as applicable; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, ordinance, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action of any court or any governmental authority or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of Default.

3.6. Title to Assets. The Borrower has good and marketable title to the assets reflected on the most recent Financial Statements, free and clear of all liens and encumbrances, except for (i) current taxes and assessments not yet due and payable, (ii) assets disposed of by the Borrower in the ordinary course of business since the date of the most recent Financial Statements, and (iii) those liens or encumbrances, if any, specified on the Addendum.

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3.7. Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower, which could result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operations and there is no basis known to the Borrower for any action, suit, proceeding or investigation which could result in such a material adverse change. All pending and threatened litigation against the Borrower is listed on the Addendum.

3.8. Tax Returns. The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including income, unemployment, social security and similar taxes, and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

3.9. Employee Benefit Plans. Each employee benefit plan as to which the Borrower may have any liability complies in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time, “ERISA”), including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) the Borrower has not withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.

3.10. Environmental Matters. The Borrower is in compliance, in all material respects, with all Environmental Laws (as hereinafter defined), including, without limitation, all Environmental Laws in jurisdictions in which the Borrower owns or operates, or has owned or operated, a facility or site, stores Collateral, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as otherwise disclosed on the Addendum, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower’s knowledge, threatened against the Borrower, any real property which the Borrower holds or has held an interest or any past or present operation of the Borrower. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of the Borrower’s knowledge has occurred, on, under or to any real property in which the Borrower holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person, and “Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

3.11. Intellectual Property. The Borrower owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of the Borrower.

3.12. Regulatory Matters. No part of the proceeds of the Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

3.13. Solvency. As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the Borrower’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) the Borrower will not have unreasonably small capital for the business in which it is engaged.

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3.14. Disclosure. None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading. There is no fact known to the Borrower which materially adversely affects or, so far as the Borrower can now foresee, might materially adversely affect the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower and which has not otherwise been fully set forth in this Agreement or in the Loan Documents.

4. Affirmative Covenants. The Borrower agrees that from the date of execution of this Agreement until all Obligations have been paid in full and any commitments of the Bank to the Borrower have been terminated, the Borrower will:

4.1. Books and Records. Maintain books and records in accordance with GAAP and give representatives of the Bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and the Borrower will make available to the Bank for examination copies of any reports, statements and returns which the Borrower may make to or file with any federal, state or local governmental department, bureau or agency.

4.2. Interim Financial Statements; Certificate of No Default. Furnish the Bank within forty-five (45) days after the end of each quarter the Borrower’s Financial Statements for such period and a rent roll, in reasonable detail, certified by an authorized officer of the Borrower and prepared in accordance with GAAP consistently applied from period to period. The Borrower shall also deliver a certificate as to its compliance (each a “Compliance Certificate”) with applicable financial covenants and Borrowing Base quarterly (containing detailed calculations of all financial covenants) for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take. As used in this Agreement, “Financial Statements” means the Borrower’s consolidated and, if required by the Bank in its sole discretion, consolidating balance sheets, income statements and statements of cash flows for the year or quarter and supporting property and mortgage debt schedules (including any contingent liability) together with year-to-date figures and comparative figures for the corresponding periods of the prior year.

4.3. Annual Financial Statements. Furnish the Borrower’s and, if requested by the Bank, Guarantor’s Financial Statements to the Bank within ninety (90) days after the end of each fiscal year. Those Financial Statements will be prepared on a compiled basis in accordance with GAAP. “Guarantor” shall mean any guarantor of the Loan as of the date hereof, its successors and assigns, and any substitute, replacement or additional guarantors of the Loan.

4.4. Payment of Taxes and Other Charges. Pay and discharge when due all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon the Borrower, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside adequate reserves or made other adequate provision with respect thereto acceptable to the Bank in its sole discretion.

4.5. Maintenance of Existence, Operation and Assets. Do all things necessary to (i) maintain, renew and keep in full force and effect its organizational existence and all rights, permits and franchises necessary to enable it to continue its business as currently conducted; (ii) continue in operation in substantially the same manner as at present; (iii) keep its properties in good operating condition and repair; and (iv) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

4.6. Insurance. Maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such casualties and contingencies, of such types and in such amounts, as is customary for established companies engaged in the same or similar business and similarly situated. In the event of a conflict between the provisions of this Section and the terms of any Security Documents relating to insurance, the provisions in the Security Documents will control.

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4.7. Compliance with Laws. Comply with all laws applicable to the Borrower and to the operation of its business (including without limitation any statute, ordinance, rule or regulation relating to employment practices, pension benefits or environmental, occupational and health standards and controls).

4.8. Bank Accounts. Establish and maintain at the Bank the Borrower’s primary depository accounts.

4.9. Financial Covenants. Comply with all of the financial and other covenants, if any, set forth on the Addendum.

4.10. Additional Reports. Provide prompt written notice to the Bank of the occurrence of any of the following (together with a description of the action which the Borrower proposes to take with respect thereto): (i) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default (a “Default”), (ii) any litigation filed by or against the Borrower, (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in ERISA) or (iv) any event which might result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower.

4.11. Parking. The Borrower acknowledges and agrees that, as of the date hereof, there are 410 total parking spaces (the “Current Parking”) existing on the Property (as defined in the Security Documents). The Borrower covenants and agrees that, if at any time during the term of the Loan, any municipality, board, court, government agency or other authority having jurisdiction over the Property determines that the Current Parking is inadequate or otherwise fails to comply with the then current zoning regulations, the Borrower shall (i) immediately notify the Bank of such determination and (ii) take all steps necessary within the time frame specified by the applicable authority to bring the Property into full compliance with such regulations. The Borrower shall provide the Bank with such documentation that the Bank may request evidencing the Borrower’s compliance with this Section 4.11.

5. Negative Covenants. The Borrower covenants and agrees that from the date of this Agreement until all Obligations have been paid in full and any commitments of the Bank to the Borrower have been terminated, except as set forth in the Addendum, the Borrower will not, without the Bank’s prior written consent:

5.1. Indebtedness. Create, incur, assume or suffer to exist any indebtedness for borrowed money other than: (i) the Loan and any subsequent indebtedness to the Bank; (ii) open account trade debt incurred in the ordinary course of business and not past due; and (iii) debt to the sole member of the Borrower provided such indebtedness (A) is expressly subordinated to the Borrower’s indebtedness to the Bank and (B) is not be secured and shall not otherwise become a lien on the Property or any other collateral securing the Borrower’s indebtedness to the Bank.

5.2. Liens and Encumbrances. Except as provided in Section 3.6, create, assume, incur or permit to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property subject to any conditional sales or other title retention agreement, except liens securing purchase money indebtedness permitted pursuant to Section 5.1 above.

5.3. Guarantees. Guarantee, endorse or become contingently liable for the obligations of any person, firm, corporation or other entity, except in connection with the endorsement and deposit of checks in the ordinary course of business for collection.

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5.4. Loans or Advances. Purchase or hold beneficially any stock, other securities or evidences of indebtedness of, or make or have outstanding, any loans or advances to, or otherwise extend credit to, or make any investment or acquire any interest whatsoever in, any other person, firm, corporation or other entity, except investments disclosed on the Borrower’s Historical Financial Statements or acceptable to the Bank in its sole discretion.

5.5. Merger or Transfer of Assets. Liquidate or dissolve, or merge or consolidate with or into any person, firm, corporation or other entity, or sell, lease, transfer (other than a Permitted Transfer) or otherwise dispose of all or any substantial part of its property, assets, operations or business, whether now owned or hereafter acquired.

5.6. Change in Business, Management or Ownership. Except in the case of the Permitted Transfer, make or permit, and cause each Guarantor under the Security Documents not to make or permit, any change in its form of organization, the nature of its business as carried on as of the date hereof, in the composition of its current executive management, or in its equity ownership. For purposes of this Agreement, a “Permitted Transfer” shall mean a transfer of 100%, and not less than 100%, of the membership interest in Borrower (including all voting and management rights) owned by Phillips Edison – ARC Shopping Center Operating Partnership, L.P., a Delaware limited partnership (“Phillips Edison ARC”), to PECO – ARC Institutional REIT LLC, a Delaware limited liability company (“PECO ARC”), provided that the following terms and conditions are satisfied:

(i)	Borrower provides the Bank with at least ten (10) days advance written notice of Phillips Edison ARC intention to transfer its membership interest in Borrower to PECO ARC (the “Transfer Notice”);

(ii)	as of the date of the Transfer Notice and the effective date of the transfer set forth in the Transfer Notice, there exists no Event of Default under this Agreement or any of the Security Documents;

(iii)	the Bank receives and approves such documentation evidencing the transfer as the Bank may request in its commercially reasonable judgment;

(iv)	if Borrower provides the Bank with a Transfer Notice, the Permitted Transfer shall be completed on or before December 31, 2011, unless such Transfer Notice is rescinded; and

(v)	PECO ARC executes and delivers to the Bank a Limited Guaranty Agreement and an Environmental Indemnity Agreement in the form attached to the Limited Guaranty Agreement and Environmental Indemnity Agreement, each of even date herewith, executed in favor of the Bank by Phillips Edison ARC.

5.7. Dividends. The Borrower may not declare or pay any dividends on or make any distribution with respect to any class of its equity or ownership interest, or purchase, redeem, retire or otherwise acquire any of its equity if, at the time of such declaration or payment, there exists an Event of Default hereunder or under any of the Security Document, provided, however, that Borrower may still declare and pay such dividends to its sole member as may be required to maintain its status as a qualified real estate investment trust.

5.8. Acquisitions. Make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity.

6. Events of Default. The occurrence of any of the following will be deemed to be an Event of Default:

6.1. Covenant Default. The Borrower shall fail to perform of any of the covenants or agreements contained in this Agreement, including the failure to timely complete the Permitted Transfer, within thirty (30) days after receipt of notice that such obligation was not performed.

6.2. Breach of Warranty. Any Financial Statement, representation, warranty or certificate made or furnished by the Borrower to the Bank in connection with this Agreement shall be false, incorrect or incomplete when made.

6.3. Other Default. The occurrence of an Event of Default as defined in the Note or any of the Loan Documents.

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Upon the occurrence and during the continuance of an Event of Default, the Bank will have all rights and remedies specified in the Note and the Loan Documents and all rights and remedies (which are cumulative and not exclusive) available under applicable law or in equity.

7. Conditions. The Bank’s obligation to make any advance under the Loan is subject to the conditions that as of the date of the advance:

7.1. No Event of Default. No Event of Default or event which with the passage of time, the giving of notice or both would constitute an Event of Default shall have occurred and be continuing;

7.2. Authorization Documents. The Bank shall have received certified copies of resolutions of the board of directors, the general partners or the members or managers of any partnership, corporation or limited liability company that executes this Agreement, the Note or any of the other Loan Documents; or other proof of authorization satisfactory to the Bank; and

7.3. Receipt of Loan Documents. The Bank shall have received the Loan Documents and such other instruments and documents which the Bank may reasonably request in connection with the transactions provided for in this Agreement, which may include an opinion of counsel in form and substance satisfactory to the Bank for any party executing any of the Loan Documents.

8. Expenses. The Borrower agrees to pay the Bank, upon the execution of this Agreement, and otherwise on demand, all costs and expenses incurred by the Bank in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents, and any modifications thereto, and the collection of all of the Obligations, including but not limited to enforcement actions, relating to the Loan, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including reasonable fees and expenses of counsel (which may include costs of in-house counsel), expenses for auditors, appraisers and environmental consultants, lien searches, recording and filing fees and taxes.

9. Increased Costs. On written demand, together with written evidence of the justification therefor, the Borrower agrees to pay the Bank all direct costs incurred and any losses suffered or payments made by the Bank as a consequence of making the Loan by reason of any change in law or regulation, or the interpretation thereof, imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets.

10. Miscellaneous.

10.1. Notices: All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.

10.2. Preservation of Rights. No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank s action or inaction impair any such right or power. The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.

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10.3. Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

10.4. Changes in Writing. No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Agreement will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

10.5. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.6. Counterparts. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

10.7. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrower may not assign this Agreement in whole or in part without the Bank’s prior written consent and the Bank at any time may assign this Agreement in whole or in part.

10.8. Interpretation. In this Agreement, unless the Bank and the Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP. If this Agreement is executed by more than one party as Borrower, the obligations of such persons or entities will be joint and several.

10.9. No Consequential Damages, Etc. The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower and any Guarantor, as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loan.

10.10. Assignments and Participations. At any time, without any notice to the Borrower, the Bank may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Bank’s interest in the Loan. The Borrower hereby authorizes the Bank to provide, without any notice to the Borrower, any information concerning the Borrower, including information pertaining to the Borrower’s financial condition, business operations or general creditworthiness, to any person or entity which may succeed to or participate in all or any part of the Bank’s interest in the Loan.

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10.11. Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank’s office indicated above is located. THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE BANK’S OFFICE INDICATED ABOVE IS LOCATED, EXCLUDING ITS CONFLICT OF LAWS RULES. The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank’s office indicated above is located; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Bank and the Borrower agree that the venue provided above is the most convenient forum for both the Bank and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

Remainder of Page Intentionally Left Blank

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10.12. WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE BORROWER AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

The Borrower acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a document under seal, as of the date first written above.

WITNESS / ATTEST:		SOUTHAMPTON STATION LLC, a Delaware limited liability company

/s/ Barbara Hood		By:	/s/ Richard J. Smith
(SEAL)
Print Name:	Barbara Hood	Print Name:	Richard J. Smith

Title:		Title:	Vice President
(Include title only if an officer of entity signing to the right)

PNC BANK, NATIONAL ASSOCIATION

		By:	/s/ Brian B. Fagan
(SEAL)
		Print Name:	Brian B. Fagan

		Title:	Senior Vice President

[Signature Page to Loan Agreement]

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ADDENDUM to that certain Loan Agreement dated October     , 2011 between Southampton Station LLC, a Delaware limited liability company, as the Borrower and PNC Bank, National Association, as the Bank. Capitalized terms used in this Addendum and not otherwise defined shall have the meanings given them in the Agreement. Section numbers below refer to the sections of the Agreement.

Borrowing Base.

“Borrowing Base” shall mean the lesser of (A) the Facility or (B) an amount equal to (1) the Net Operating Income divided by (2) the Required Debt Yield (as set forth in the table below). Any change in the amount of the Facility available, as determined by the Borrowing Base, shall be effective as of the date of the submission of the applicable Compliance Certificate to the Bank.

3.6 Title to Assets. Describe additional liens and encumbrances below:

None.

3.7 Litigation. Describe pending and threatened litigation, investigations, proceedings, etc. below:

None.

4.9 Financial Covenants.

4.9.1 Debt Yield Ratio. Borrower shall maintain a Debt Yield throughout the term of the Loan, in an amount not less than the Required Debt Yield. Lender shall test Borrower’s Debt Yield quarterly commencing at Closing. If at any time the Debt Yield falls below the Required Debt Yield (a “Covenant Failure”), a default shall exist hereunder provided; however, Borrower may, at its option cure such default by paying down the then outstanding principal balance of the Loan in an amount sufficient to achieve the Required Debt Yield or greater within seventy five (75) days of the applicable Test Date.

DEBT YIELD COVENANT

TEST DATE	REQUIRED DEBT YIELD
Closing, December 31, 2011, March 31, 2012, and June 30, 2012	10.25%
September 30, 2012, December 31, 2012, March 31, 2013, June 30, 2013	10.40%
September 30, 2013, December 31, 2013, March 31, 2014, June 30, 2014 and September 30, 2014	11.15%

“Approved Leases” shall mean an executed Lease (as defined in the Security Documents) that is (A) approved by the Bank in its sole reasonable discretion prior to closing, or (B) a future executed lease, whether new or a renewal of an existing Lease, related to any space over 5,000 square feet which is approved by the Bank in its sole reasonable discretion as to: (i) form and content, (ii) creditworthiness of tenant and (iii) economic terms. The Bank shall have seven (7) business days to approve or disapprove of the applicable lease or it shall be deemed an Approved Lease. Any other lease shall be deemed an Approved Lease provided the applicable tenant is in occupancy, open and paying its contractual rent pursuant to its Lease. An Approved Lease shall cease to be an Approved Lease if the tenant thereunder vacates its leased space or has given notice of its intent to vacate within the following six (6) months, is insolvent or seeks bankruptcy protection (unless tenant shall re-affirm the lease in bankruptcy within three (3) months of such filing), or if a tenant under such Approved Lease is in default for non-payment of rent for more than ninety (90) days or if such Approved Lease has been terminated.

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“Debt Yield” shall mean the percentage equal to (A) the Net Operating Income, divided by (B) the Facility as of the Test Date, multiplied by (C) 100.

“Net Operating Income” shall means the sum of (A) annualized rental revenue and expense recoveries from (i) existing tenants in occupancy, open and scheduled to continue paying contractual rent under Approved Leases, plus (ii) new tenants scheduled to take occupancy by the end of the next fiscal quarter plus (B) other normal income for the trailing six (6) months annualized, minus (C) operating expenses for the trailing six (6) annualized, which operating expenses shall include (i) management fee equal to the greater of (a) actual incurred, or (b) 3% and (ii) capital reserves equal to $.15 per square foot, not including leasing costs and actual capital expenditures.

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